NEWS RELEASE

CONTACT:
Bob Aronson
Director of Investor Relations
(800) 579-2302

FOR IMMEDIATE RELEASE

     STAGE STORES, INC. NAMES NEW EXECUTIVE VICE PRESIDENT,
                   CHIEF MERCHANDISING OFFICER
                 ______________________________

HOUSTON, TX, February 19, 1999 -- Stage Stores, Inc. (NYSE: SGE) today announced the promotion of Gregg Kennedy to Executive Vice President and Chief Merchandising Officer. Mr. Kennedy, who recently joined the Company in August 1998, was Senior Vice President, General Merchandise Manager for juniors and women's apparel, coats and accessories. Mr. Kennedy will report to Carl Tooker, Chairman, President and Chief Executive Officer.

Mr. Kennedy, 51, has had a distinguished career in the retail industry with over 25 years of experience, primarily in senior apparel-related positions. Most notably, he spent 6 years at Federated Department Stores where he held a variety of merchandising and store management positions, 12 years at Kaufmann's, a division of May Company, where he was Vice President, Divisional Merchandise Manager for women's sportswear and 6 years at Belk Department Stores where he was Vice President, General Merchandise Manager for women's apparel and, in addition, was responsible for product development.

In commenting on the promotion, Carl E. Tooker, Chairman, President and Chief Executive Officer, stated, "We had the opportunity to interview several strong external candidates but concluded that Gregg possessed all of the skills, strengths, knowledge and retail industry experience that we were looking for to fill this critical position. Most importantly, Gregg has developed a strong understanding of our Company and concept and through his current and prior experience is extremely familiar with our resource structure. Over the last six months, Gregg has been instrumental in identifying opportunities for growing the categories of business that he has been responsible for. In addition, I have been working closely with Gregg over the last several months developing our 1999 merchandise plans and believe that Gregg's abilities have and will continue to benefit the ongoing development and refinement of our merchandise mix as we focus on capitalizing on opportunities for growth within each one of the markets that we serve."






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Stage Stores, Inc. brings nationally recognized brand name
apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the United States. The company operated 679 stores in 34 states at the end of the fourth quarter, primarily under the Stage, Bealls and Palais Royal trade names.

Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are discussed in periodic reports filed by the Company with the Securities and Exchange Commission that the Company urges investors to consider.
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